Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX
AMERICA • ASIA PACIFIC • EUROPE

July 22, 2019

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, New York 10020

Re:                             Ready Capital Corporation

6.20% Senior Notes Due 2026

Ladies and Gentlemen:

We have acted as special counsel to Ready Capital Corporation, a Maryland corporation (the “Company”), in connection with the proposed issuance and sale by the Company of up to $57,500,000 aggregate principal amount of the Company’s 6.20% Senior Notes due 2026 (the “Notes), pursuant to the Underwriting Agreement, dated July 18, 2019 (the “Underwriting Agreement”), among the Company, Sutherland Partners, L.P., Waterfall Asset Management, LLC and Sandler O’Neill & Partners, L.P. and B. Riley FBR, Inc., as representatives of the several underwriters named in Schedule I to the Underwriting Agreement. The Notes will be issued and sold pursuant to the Company’s Registration Statement on Form S-3, Registration No. File No. 333- 219213 (the “Registration Statement”), the Prospectus constituting a part thereof, dated July 27, 2017 (the “Base Prospectus”), relating to the offering from time to time of certain securities of the Company (including the Notes) pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”), the Prospectus Supplement, dated July 18, 2019 (the “Prospectus Supplement”), to the above-mentioned Base Prospectus relating to the Notes and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the Act (the Base Prospectus and the Prospectus Supplement being hereinafter referred to, collectively, as the “Prospectus”), and the Indenture dated as of August 9, 2017 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture thereto, dated as of February 26, 2019 (the “Third Supplemental Indenture”), and the Fourth Supplemental Indenture thereto, dated as of July 22, 2019 (together with the Third Supplemental Indenture and the Base Indenture, the “Indenture”), between the Company and the Trustee.

We have examined the (i) Registration Statement, (ii) the Prospectus, (iii) the Indenture, (iv) a specimen, certified by the Secretary of the Company to be a true, correct and complete copy, of the global note representing the Notes, (v) certain resolutions of the Board of Directors

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

of the Company adopted on August 2, 2017, September 24, 2018 and July 16, 2019 and of the Pricing Committee thereof adopted on August 3, 2017 and July 18, 2019, each as certified by the Secretary of the Company on the date hereof as being true and complete, relating to, among other things, the execution and delivery of the Underwriting Agreement and the Indenture and the issuance and sale of the Notes (the “Company Board Resolutions”) and (vi) such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed.

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that, when the Notes shall have been duly executed by the Company and authenticated by the Trustee as provided in the Indenture and the Company Board Resolutions and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor as provided in the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The foregoing opinion is limited to matters arising under the laws of the State of New York (excluding the securities laws of the State of New York).  We express no opinion, and make no statement, as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America, the laws of the State of Maryland, the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York or any state securities or blue sky laws , or as to any matters arising thereunder or relating thereto. To the extent that any of the matters set forth in the foregoing opinion are governed by or arise under the laws of the State of Maryland, we have relied exclusively, without independent investigation or verification, upon the letter of Venable LLP, dated the date herewith. The opinion set forth herein is given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstance that changes or may change the opinion set forth herein after the date hereof or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Prospectus.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Sidley Austin LLP